Exhibit 99.1
Novocure Reports First Quarter 2024 Financial Results

Quarterly net revenues of $139 million, up 13% year-over-year, with 3,845 active patients on therapy as of March 31, 2024

Phase 3 METIS trial in brain metastases from non-small cell lung cancer met primary endpoint and will be presented as late-breaking abstract at ASCO 2024

LUNAR PMA application for TTFields in NSCLC Day 100 FDA meeting complete

Root, Switzerland – Novocure (NASDAQ: NVCR) today reported financial results for the quarter ended March 31, 2024. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“The first quarter was a period of strong execution,” said William Doyle, Novocure’s Executive Chairman. “In Q1, GBM active patients grew 11%, we announced the METIS Phase 3 clinical trial met its primary endpoint, and we met with the U.S. Food and Drug Administration (FDA) in a Day-100 meeting for the LUNAR PMA application. We have multiple milestones ahead of us in 2024, and I remain grateful for our teams’ dedication and hard work.”

Financial updates for the first quarter ended March 31, 2024:
•Total net revenues for the quarter were $138.5 million, an increase of 13% compared to the same period in 2023. This increase is primarily driven by our successful launch in France and improved U.S. approval rates.
◦The United States, Germany and Japan contributed $90.5 million, $15.7 million and $7.8 million, respectively, with other active markets contributing $19.5 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.9 million.
•Gross margin for the quarter was 76%.
•Research, development and clinical studies expenses for the quarter were $51.6 million, an decrease of 14% from the same period in 2023. This primarily reflects decreased personnel expenses and reduced direct clinical trial expenses driven by the timing of activities within the ongoing clinical trial portfolio.
•Sales and marketing expenses for the quarter were $55.2 million, an increase of 8% compared to the same period in 2023. This primarily reflects sales force expansion and increased marketing activities in anticipation of a potential launch in non-small cell lung cancer.
•General and administrative expenses for the quarter were $39.5 million, a decrease of 6% compared to the same period in 2023. This primarily reflects lower personnel expenses.
•Net loss for the quarter was $38.8 million with loss per share of $0.36 .
•Adjusted EBITDA* for the quarter was $(4.6) million.
•Cash, cash equivalents and short-term investments were $870.1 million as of March 31, 2024.

Exhibit 99.1
•In May, we entered into a new five-year senior secured credit facility agreement with affiliates of Pharmakon Advisors for up to $400 million, drawn across up to four tranches of $100 million. This non-dilutive, multi-tranche, delayed-draw debt facility strengthens our cash position and further solidifies our balance sheet while providing valuable flexibility as we invest in our future.
Operational updates for the first quarter ended March 31, 2024:
•1,643 prescriptions were received in the quarter, an increase of 10% compared to the same period in 2023. Prescriptions from the United States, Germany and Japan contributed 990, 206 and 91 prescriptions, respectively, with the remaining 356 prescriptions received in other active markets.
•As of March 31, 2024, there were 3,845 active patients on therapy. Active patients from the United States, Germany and Japan contributed 2,137, 540 and 379 active patients, respectively, with the remaining 789 active patients contributed by other active markets.

Quarterly updates and achievements:
•In April, we met with the FDA in a Day-100 meeting for the PMA application for Optune Lua in non-small cell lung cancer (NSCLC). The meeting was productive with no indication that the PMA will be referred to an advisory panel. We continue to anticipate the PMA decision in the second half of 2024.
•In March 2024, we announced the METIS Phase 3 clinical trial met its primary endpoint, demonstrating a statistically significant extension in time to intracranial progression for patients with brain metastases from NSCLC. The METIS trial data will be presented as a late-breaking abstract at the upcoming American Society of Clinical Oncology (ASCO) scientific congress in June.
•In March, the FDA approved the Investigational New Drug (IND) application for the randomized, Phase 3 KEYNOTE D58 trial. KEYNOTE D58 will explore the use of TTFields therapy together with temozolomide and the immunotherapy pembrolizumab for the treatment of newly diagnosed glioblastoma.
•In March, an exploratory subgroup analysis of the randomized, Phase 3 INNOVATE-3 trial was selected as a Best Oral Presentation at the European Society of Gynaecological Oncology 2024 Congress. The exploratory analysis found that pegylated liposomal doxorubicin (PLD) -naïve patients randomized to receive TTFields therapy and paclitaxel exhibited median overall survival of 16.0 months compared to 11.7 months in PLD-naïve patients treated with paclitaxel alone.

Anticipated clinical milestones:
•Top-line data from phase 3 PANOVA-3 clinical trial in locally advanced pancreatic cancer (H2 2024)

Conference call details
Novocure will host a conference call and webcast to discuss first quarter 2024 financial results at 8:00 a.m. EDT today, Thursday, May 2, 2024. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

Exhibit 99.1

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, malignant pleural mesothelioma and pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

*Non-GAAP Financial Measurements
We measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific

Exhibit 99.1
risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2024, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Exhibit 99.1

NOVOCURE LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)
	Three months ended March 31,		Year ended December 31,
	2024	2023	2023
	Unaudited		Audited
Net revenues	$138,503	$122,182	$509,338
Cost of revenues	33,689	29,614	128,280
Gross profit	104,814	92,568	381,058

Operating costs and expenses:
Research, development and clinical studies	51,598	59,704	223,062
Sales and marketing	55,206	51,169	226,809
General and administrative	39,530	41,944	164,057
Total operating costs and expenses	146,334	152,817	613,928

Operating income (loss)	(41,520)	(60,249)	(232,870)
Financial income (expenses), net	9,878	9,169	41,130

Income (loss) before income tax	(31,642)	(51,080)	(191,740)
Income tax	7,118	1,981	15,303
Net income (loss)	$(38,760)	$(53,061)	$(207,043)

Basic and diluted net income (loss) per ordinary share	$(0.36)	$(0.50)	$(1.95)
Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share	107,266,198	105,667,072	106,391,178

Exhibit 99.1
Consolidated Balance Sheets
USD in thousands (except share data)

	March 31, 2024	December 31, 2023
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$453,763	$240,821
Short-term investments	416,384	669,795
Restricted cash	3,600	1,743
Trade receivables, net	65,091	61,221
Receivables and prepaid expenses	21,479	22,677
Inventories	42,391	38,152
Total current assets	1,002,708	1,034,409
LONG-TERM ASSETS:
Property and equipment, net	58,917	51,479
Field equipment, net	11,911	11,384
Right-of-use assets	32,994	34,835
Other long-term assets	14,899	14,022
Total long-term assets	118,721	111,720
TOTAL ASSETS	$1,121,429	$1,146,129

Exhibit 99.1
Consolidated Balance Sheets
USD in thousands (except share data)

	March 31, 2024	December 31, 2023
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$84,316	$94,391
Other payables, lease liabilities and accrued expenses	75,914	84,724
Total current liabilities	160,230	179,115
LONG-TERM LIABILITIES:
Long-term debt, net	569,652	568,822
Long-term leases	25,608	27,420
Employee benefit liabilities	6,566	8,258
Other long-term liabilities	18	18
Total long-term liabilities	601,844	604,518
TOTAL LIABILITIES	762,074	783,633
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 107,603,774 shares and 107,075,754 shares at March 31, 2024 (unaudited) and December 31, 2023, respectively	—	—
Additional paid-in capital	1,387,765	1,353,468
Accumulated other comprehensive income (loss)	(4,147)	(5,469)
Retained earnings (accumulated deficit)	(1,024,263)	(985,503)
TOTAL SHAREHOLDERS' EQUITY	359,355	362,496
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,121,429	$1,146,129

Exhibit 99.1
Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended March 31,
	2024	2023	% Change
Net income (loss)	$(38,760)	$(53,061)	(27)%
Add: Income tax	7,118	1,981	259%
Add: Financial expenses (income), net	(9,878)	(9,169)	8%
Add: Depreciation and amortization	2,815	2,722	3%
EBITDA	$(38,705)	$(57,527)	(33)%
Add: Share-based compensation	34,084	39,084	(13)%
Adjusted EBITDA	$(4,621)	$(18,443)	(75)%

Investors & Media:
Ingrid Goldberg
investorinfo@novocure.com
media@novocure.com
610-723-7427